Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

Consent of Independent Registered  Public Accounting Firm

Avitar, Inc.
Canton, MA

We hereby consent to the incorporation by reference in the Prospectus constituting a part of the previously filed Registration Statements filed on Forms SB-2 (333-134302), S-3 333-101417, 333-106025, 333-108669, 333-110096, 333-114321, 333-116494, 333-118840, 333-121931, 333-124794, 333-126109 and 333-127132) and S-8 (333-86029, 333-97003, and 333-145711) of our report dated December 24, 2007 relating to the consolidated financial statements of Avitar, Inc. appearing in the Company’s Annual Report on Form 10-KSB for the year ended September 30, 2007.  Our report contains an explanatory paragraph regarding uncertainties as to the Company’s ability to continue in business.

BDO Seidman, LLP

/s/ BDO Seidman, LLP

Boston, MA
December 24, 2007